Exhibit 99.1

Jones Soda Co. Reports Fiscal 2016 Third Quarter Results

Company Reports YTD Net Income on Case Volume Growth

SEATTLE--(BUSINESS WIRE)--November 3, 2016--Jones Soda Co. (the Company) (OTCQB: JSDA), a leader in the premium soda category known for its unique branding and innovative marketing today announced results for the third quarter ended September 30, 2016.

For the third quarter of 2016, the Company reported revenue of approximately $4.1 million, up 8.5% over the third quarter of 2015, based on case volume growth of 11.8%. The Company recorded net income of $69,000 or $0.00 per share for the third quarter of 2016, compared to a net loss of $179,000 or $(0.00) per share, for the third quarter of 2015.

Commenting on the industry and company CEO Jennifer Cue stated, “Achieving profitability for our shareholders has been the number one priority since I came on board as CEO and personally invested almost $700,000. Now our attention is focused on higher margin growth from Lemoncocco, our new non-carbonated beverage, as well as Jones Soda on Fountain and opportunities in the specialty and craft soda segment of the beverage industry.”

Third Quarter Review - Comparison of Quarters Ended September 30, 2016 and 2015

  Revenue increased 8.5% compared to last year.
  Case sales volume increased 11.8% compared to last year.
  Gross margin increased to 27.0% of revenue, compared to 25.2% last year.
  Net income improved to $69,000 or $0.00 per share, compared to a net loss of $179,000 or $(0.00) per share, last year.

Year-to-date Review - Comparison of Nine Months Ended September 30, 2016 and 2015

  Revenue increased 16.0% compared to last year.
  Case sales volume increased 26.7% compared to last year.
  Gross margin increased to 26.5% of revenue, compared to 25.1% last year.
  Net income improved to $53,000 or $0.00 per share, compared to a net loss of $575,000 or $(0.01) per share, last year.

Conference Call

The Company will discuss its results for the quarter ended September 30, 2016 on its scheduled conference call today, November 3, 2016 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (719) 457-2601 (conference ID: 2728082). In addition, a telephone replay will be available by dialing (412) 317-6671 (conference ID: 2728082) through November 10th, 2016, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda, Jones Zilch®, Jones Stripped™ and LEMONCOCCO™ brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, made with cane sugar and other high quality ingredients and incorporating always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and an all-naturally sweetened sparkling beverage with only 30 calories, and Lemoncocco™ non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com .

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2016; consumer response to and market acceptance of 7-Select®, the Company’s cobranded product with 7-Eleven, and the Company’s new product, Lemoncocco; the timing and amount of reorders for 7-Select®; competition in the fountain business, particularly from Coke and Pepsi; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to effectively manage and grow international distribution and sales; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; changes in pricing and SKUs of its products; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 24, 2016. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(In thousands, except share data)
Revenue	$4,083	$3,763	$12,661	$10,917
Cost of goods sold	2,982	2,814	9,302	8,174
Gross profit	1,101	949	3,359	2,743
Gross profit %	27.0%	25.2%	26.5%	25.1%

Operating expenses:
Selling and marketing	515	501	1,562	1,462
General and administrative	499	445	1,650	1,599
	1,014	946	3,212	3,061
Income (loss) from operations	87	3	147	(318)
Interest expense	(18)	(14)	(61)	(38)
Other income (expense), net	9	(168)	(8)	(202)
Income (loss) before income taxes	78	(179)	78	(558)
Income tax expense, net	(9)	-	(25)	(17)
Net income (loss)	$69	$(179)	$53	$(575)

Net income (loss) per share - basic and diluted	$0.00	$(0.00)	$0.00	$(0.01)
Net income (loss) per share - diluted	$0.00	$(0.00)	$0.00	$(0.01)
Weighted average basic and diluted common shares outstanding	41,320,214	41,314,894	41,316,951	41,122,357
Weighted average diluted common shares outstanding	41,740,407	41,314,894	41,985,418	41,122,357

	Three months ended September 30,		Nine months ended September 30,
Case sale data (288-ounce equivalent)	2016	2015	2016	2015
Finished product cases	323,000	289,000	1,048,000	827,000

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2016	December 31, 2015
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$767	$772
Accounts receivable, net of allowance of $21 and $27	2,582	1,840
Inventory	2,399	2,569
Prepaid expenses and other current assets	102	116
Total current assets	5,850	5,297
Fixed assets, net of accumulated depreciation of $919 and $907	28	37
Other assets	21	20
Total assets	$5,899	$5,354
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,408	$1,786
Line of credit	1,304	908
Accrued expenses	986	850
Taxes payable	53	30
Other current liabilities	-	2
Total current liabilities	3,751	3,576
Deferred rent	11	11
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,340,727 shares and 41,314,894 shares, respectively	53,772	53,764
Additional paid-in capital	8,615	8,467
Accumulated other comprehensive income	374	213
Accumulated deficit	(60,624)	(60,677)
Total shareholders’ equity	2,137	1,767
Total liabilities and shareholders’ equity	$5,899	$5,354

CONTACT:
Jones Soda Co.
Max Schroedl, VP of Finance
206-624-3357
finance@jonessoda.com